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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13D-101)

                          Information to be Included in
                    Statements Filed Pursuant to 13d-1(a) and
                  Amendments Thereto Filed Pursuant to 13d-2(a)


                                (Amendment No. 2)

                       BROOKDALE LIVING COMMUNITIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, $0.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   112462-10-6
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 HEALTH PARTNERS
                               54 THOMPSON STREET
                            NEW YORK, NEW YORK 10012
                        ATTENTION: DAVID A. SPURIA, ESQ.
                                 (212) 965-0800
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                SEPTEMBER 8, 2000
--------------------------------------------------------------------------------
             (Date of event which requires filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box. [ ]

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
CUSIP NO.  112462 10 6                                                                PAGE 2 OF 10
---------- ---------------------------------------------------------------------------------------------------------

---------- ---------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
           HEALTH PARTNERS
---------- ---------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) |_|
                                                                                                        (b) |X|
---------- ---------------------------------------------------------------------------------------------------------

3          SEC USE ONLY
---------- ---------------------------------------------------------------------------------------------------------

4          SOURCE OF FUNDS
           N/A
---------- ---------------------------------------------------------------------------------------------------------

5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)           |_|
---------- ---------------------------------------------------------------------------------------------------------

6          CITIZENSHIP OR PLACE OF ORGANIZATION
           BERMUDA
---------- ---------------------------------------------------------------------------------------------------------
    NUMBER OF       7        SOLE VOTING POWER                  0
     SHARES       -------- ---------------------------------- ----------------------------------------------------
  BENEFICIALLY      8        SHARED VOTING POWER                0
 OWNED BY EACH    -------- ---------------------------------- ----------------------------------------------------
REPORTING PERSON    9        SOLE DISPOSITIVE POWER             0
      WITH        -------- ---------------------------------- ----------------------------------------------------
                    10       SHARED DISPOSITIVE POWER           0
---------- ---------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0
---------- ---------------------------------------------------------------------------------------------------------

12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES                              |_|
---------- ---------------------------------------------------------------------------------------------------------

13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           0.0%
---------- ---------------------------------------------------------------------------------------------------------

14         TYPE OF REPORTING PERSON
           PN
---------- ---------------------------------------------------------------------------------------------------------


                                       2

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
CUSIP NO.  112462 10 6                                                                PAGE 3 OF 10
---------- ---------------------------------------------------------------------------------------------------------

---------- ---------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
           CAPITAL Z FINANCIAL SERVICES FUND II, L.P.*
---------- ---------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) |_|
                                                                                                        (b) |X|
---------- ---------------------------------------------------------------------------------------------------------

3          SEC USE ONLY
---------- ---------------------------------------------------------------------------------------------------------

4          SOURCE OF FUNDS
           N/A
---------- ---------------------------------------------------------------------------------------------------------

5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)           |_|
---------- ---------------------------------------------------------------------------------------------------------

6          CITIZENSHIP OR PLACE OF ORGANIZATION
           BERMUDA
---------- ---------------------------------------------------------------------------------------------------------
    NUMBER OF       7        SOLE VOTING POWER                  0
     SHARES       -------- ---------------------------------- ----------------------------------------------------
  BENEFICIALLY      8        SHARED VOTING POWER                0
 OWNED BY EACH    -------- ---------------------------------- ----------------------------------------------------
REPORTING PERSON    9        SOLE DISPOSITIVE POWER             0
      WITH        -------- ---------------------------------- ----------------------------------------------------
                    10       SHARED DISPOSITIVE POWER           0
---------- ---------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0
---------- ---------------------------------------------------------------------------------------------------------

12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES                              |_|
---------- ---------------------------------------------------------------------------------------------------------

13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           0.0%
---------- ---------------------------------------------------------------------------------------------------------

14         TYPE OF REPORTING PERSON
           PN
---------- ---------------------------------------------------------------------------------------------------------

* SOLELY IN ITS CAPACITY AS GENERAL PARTNER OF HEALTH PARTNERS.

                                       3

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
CUSIP NO.  112462 10 6                                                                PAGE 4 OF 10
---------- ---------------------------------------------------------------------------------------------------------

---------- ---------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
           CAPITAL Z PARTNERS, L.P.*
---------- ---------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) |_|
                                                                                                        (b) |X|
---------- ---------------------------------------------------------------------------------------------------------

3          SEC USE ONLY
---------- ---------------------------------------------------------------------------------------------------------

4          SOURCE OF FUNDS
           N/A
---------- ---------------------------------------------------------------------------------------------------------

5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)           |_|
---------- ---------------------------------------------------------------------------------------------------------

6          CITIZENSHIP OR PLACE OF ORGANIZATION
           BERMUDA
---------- ---------------------------------------------------------------------------------------------------------
    NUMBER OF       7        SOLE VOTING POWER                  0
     SHARES       -------- ---------------------------------- ----------------------------------------------------
  BENEFICIALLY      8        SHARED VOTING POWER                0
 OWNED BY EACH    -------- ---------------------------------- ----------------------------------------------------
REPORTING PERSON    9        SOLE DISPOSITIVE POWER             0
      WITH        -------- ---------------------------------- ----------------------------------------------------
                    10       SHARED DISPOSITIVE POWER           0
---------- ---------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0
---------- ---------------------------------------------------------------------------------------------------------

12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES                              |_|
---------- ---------------------------------------------------------------------------------------------------------

13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           0.0%
---------- ---------------------------------------------------------------------------------------------------------

14         TYPE OF REPORTING PERSON
           PN
---------- ---------------------------------------------------------------------------------------------------------

* SOLELY IN ITS CAPACITY AS THE SOLE GENERAL PARTNER OF CAPITAL Z FINANCIAL
SERVICES FUND II, L.P.

                                       4

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
CUSIP NO.  112462 10 6                                                                PAGE 5 OF 10
---------- ---------------------------------------------------------------------------------------------------------

---------- ---------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
           CAPITAL Z PARTNERS, LTD.*
---------- ---------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) |_|
                                                                                                        (b) |X|
---------- ---------------------------------------------------------------------------------------------------------

3          SEC USE ONLY
---------- ---------------------------------------------------------------------------------------------------------

4          SOURCE OF FUNDS
           N/A
---------- ---------------------------------------------------------------------------------------------------------

5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)           |_|
---------- ---------------------------------------------------------------------------------------------------------

6          CITIZENSHIP OR PLACE OF ORGANIZATION
           BERMUDA
---------- ---------------------------------------------------------------------------------------------------------
    NUMBER OF       7        SOLE VOTING POWER                  0
     SHARES       -------- ---------------------------------- ----------------------------------------------------
  BENEFICIALLY      8        SHARED VOTING POWER                0
 OWNED BY EACH    -------- ---------------------------------- ----------------------------------------------------
REPORTING PERSON    9        SOLE DISPOSITIVE POWER             0
      WITH        -------- ---------------------------------- ----------------------------------------------------
                    10       SHARED DISPOSITIVE POWER           0
---------- ---------------------------------------------------------------------------------------------------------

11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0
---------- ---------------------------------------------------------------------------------------------------------

12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES                              |_|
---------- ---------------------------------------------------------------------------------------------------------

13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           0.0%
---------- ---------------------------------------------------------------------------------------------------------

14         TYPE OF REPORTING PERSON
           PN
---------- ---------------------------------------------------------------------------------------------------------

* SOLELY IN ITS CAPACITY AS THE SOLE GENERAL PARTNER OF CAPITAL Z PARTNERS, L.P.

         This Amendment No. 2 ("Amendment") to the Statement on Schedule 13D filed November 22, 1999 (as amended by Amendment No. 1 filed August 29, 2000, "Schedule 13D"), is filed jointly by Health Partners, Capital Z Financial Services Fund II, L.P., Capital Z Partners, L.P. and Capital Z Partners, Ltd. (the foregoing entities collectively referred to herein as the "Filing Parties"; individually, a "Filing Party"). This statement relates to shares of common stock, par value $0.01 per share ("Common Stock"), of Brookdale Living Communities, Inc., a Delaware corporation (the "Company"). All capitalized terms used but not defined herein have the meanings ascribed to them in the Schedule 13D.

ITEM 4. PURPOSE OF TRANSACTION.

                  Item 4 is hereby amended and supplemented to add the following:

                  [See Item 6 below]

                  Item 5(e) is hereby amended and supplemented to add the following:

                  As of September 8, 2000, the Filing Parties ceased to have shared beneficial ownership of the shares of Common Stock issuable upon conversion of the Convertible Note.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE SECURITIES OF THE ISSUER.

                  Item 6 is hereby amended and supplemented to add the following:

                  On September 8, 2000, Health Partners contributed the Convertible Note pursuant to the Contribution Agreement.

                  Accordingly, as of September 8, 2000, the Filing Parties ceased to have shared beneficial ownership of the shares of Common Stock issuable upon conversion of the Convertible Note.

                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                         Date: September 11, 2000


                         HEALTH PARTNERS

                         By:  Capital Z Financial Services Fund II, L.P.,
                                its General Partner

                         By:  Capital Z Partners, L.P., its General Partner

                         By:  Capital Z Partners, Ltd., its General Partner

                         By: /s/ David A. Spuria
                            --------------------------------------------------
                             David A. Spuria
                             General Counsel, Vice President of Administration and Secretary

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                         Date: September 11, 2000


                         CAPITAL Z FINANCIAL SERVICES
                         FUND II, L.P.

                         By:  Capital Z Partners, L.P., its General Partner

                         By:  Capital Z Partners, Ltd., its General Partner

                         By: /s/ David A. Spuria
                            --------------------------------------------------
                             David A. Spuria
                             General Counsel, Vice President of Administration and Secretary

                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                         Date: September 11, 2000



                         CAPITAL Z PARTNERS, L.P.

                         By:  Capital Z Partners, Ltd., its General Partner

                         By: /s/ David A. Spuria
                            --------------------------------------------------
                             David A. Spuria
                             General Counsel, Vice President of Administration and Secretary

                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                         Date: September 11, 2000


                         CAPITAL Z PARTNERS, LTD.


                         By: /s/ David A. Spuria
                            --------------------------------------------------
                             David A. Spuria
                             General Counsel, Vice President of Administration and Secretary